Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Three Rivers Operating Company LLC, a Delaware limited liability company (hereafter the “Company”), and Barry Smith (“Employee”).

1.                                      Employment. During the Employment Period (as defined in Section 4 below), the Company shall employ Employee, and Employee shall serve, as Vice President of Geosciences of the Company.

2.                                      Duties and Responsibilities of Employee.

(a)                                  During the Employment Period, Employee shall: devote substantially all of Employee’s business time and attention to the business of the Company and its subsidiaries (collectively, the “Company Group”), as applicable. Employee’s duties will include those normally incidental to the position of vice President of Geosciences, as well as whatever additional duties may be reasonably assigned to him by the Board of Directors of the Company (the “Board”), which duties may include, without limitation, providing services to members of the Company Group in addition to the Company. Employee shall use his reasonable best efforts in his employment with the Company and provide services for the benefit of the Company; provided, however, that this Agreement shall not prohibit Employee from managing his personal affairs or engaging in charitable or civic activities so long as the management of such affairs or engagement in such activities does not interfere in any material respect with his responsibilities hereunder. Further, Employee may serve as a director of another business or enterprise (whether engaged in for profit or not) during the Employment Period; provided, however, that such service must not interfere in any material respect with Employee’s duties hereunder and must be first approved by the Board, which such approval will not be unreasonably withheld.

(b)                                 Employee represents and covenants that he is not the subject of or a party to any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Employee from executing this Agreement or that certain First Amended and Restated Limited Liability Company Agreement of Three Rivers Natural Resource Holdings LLC (the “Operating Agreement”), dated as of even date herewith, and fully performing his duties and responsibilities hereunder or thereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)                                  Employee acknowledges and agrees that Employee owes the Company Group a duty of loyalty as a fiduciary of the Company Group, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes the Company Group under the common law.

3.                                      Compensation.

(a)                                  During the Employment Period, the Company shall pay to Employee an annualized base salary of $200,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable on a not less than monthly basis, in conformity with the Company’s customary payroll practices for similarly situated employees.

(b)                                 Employee shall be eligible for bonus compensation for each complete fiscal year that he serves as Vice President of Geosciences of the Company hereunder (the “Annual Bonus”).  The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable fiscal year. Notwithstanding the foregoing, Employee shall be eligible to receive a discretionary, pro rata bonus for the portion of the 2010 fiscal year that he is employed by the Company (the “2010 Bonus”). If, in the Board’s sole discretion, Employee meets or exceeds the performance targets established for a particular fiscal year, then his Annual Bonus may be up to 100% of his Base Salary. Such Annual Bonus (including the 2010 Bonus), if any, will be paid as soon as administratively feasible after the Board certifies that the applicable performance targets have been achieved but in no event later than March 15 of the year following the year upon which the payment of the bonus is based. Notwithstanding anything in this Section 3(b) to the contrary, the Annual Bonus (including the 2010 Bonus), if any, shall not be payable unless Employee remains employed by the Company until the earlier of (i) the date that Employee is terminated without Cause or terminates his employment with Good Reason, provided that such date comes after the end of the fiscal year upon which such Annual Bonus is based; and (ii) the date that such bonus is paid. In addition, within 30 days after the Effective Date (as defined below), the Company shall pay to Employee a bonus in the amount of $15,000.

4.                                      Term of Employment. The initial term of this Agreement shall be for the period beginning on the Closing Date, as defined in that certain Purchase and Sale Agreement by and among Chesapeake Exploration, L.L.C., Chesapeake Investments, an Oklahoma Limited Partnership and Three Rivers Acquisition LLC dated as of March 11, 2010 (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial

Term or Renewal Term. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.                                      Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to the following benefits during the Employment Period:

(a)                                  Reimbursement of Business Expenses. The Company agrees to reimburse Employee for Employee’s reasonable business-related expenses incurred in the performance of Employee’s duties under this Agreement; provided that Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time-to-time. Employee is not permitted to receive a payment in lieu of reimbursement under this Section 5(a).

(b)                                 Benefits.  Employee shall be eligible to participate in the same benefit plans or fringe benefit policies in which other similarly situated Company employees are eligible to participate, subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

(c)                                  Vacation. Employee shall accrue paid vacation time at a rate of 20 days per calendar year during the Employment Period; provided, however, that Employee shall cease accruing personal time off once he has accrued 20 unused days worth of personal time off, and such accrual will begin again only after Employee has used accrued, personal time off such that his accrued entitlement to personal time off is once again less than 20 days. Employee shall take personal time off in accordance with all Company policies and with due regard for the needs of the Company Group.

6.                                      Termination of Employment.

(a)                                  Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)                                     any material breach of this Agreement, including, without limitation, the material breach of any representation, warranty or covenant made under this Agreement by Employee;

(ii)                                  the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee that adversely affects, or may reasonably be expected to adversely affect, the business or reputation of the Company or any Affiliate of the Company;

(iii)                               conviction or indictment of Employee, or plea of no lo contendere by Employee, to any felony or any crime involving moral turpitude; or

(iv)                              Employee’s willful failure or refusal to perform obligations pursuant to this Agreement or the Operating Agreement; provided however that if Employee’s actions or omissions as set forth in this Section 6(a)(iv) are of such a nature that they may be cured, such actions or omissions must remain uncured fifteen (15) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions.

(b)                                 Company’s Right to Terminate for Convenience.

The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon thirty (30) days advance written notice to Employee.

(c)                                  Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate his employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     a material breach by the Company of any of its covenants or obligations under this Agreement; or

(ii)                                  the relocation of the geographic location of Employee’s principal place of employment by more than 100 miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion of Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 6(c)(i) or (ii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of such condition within ten (10) days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Board; and (D) the date of Employee’s termination of employment must occur within forty-five (45) days after the initial existence of the condition specified in such notice.

(d)                                 Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party, or their successors in interest; provided that the Company shall pay to the estate of Employee any outstanding amounts (including any remaining Severance Payment installments) due under this Agreement within sixty (60) days of Employee’s death. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity which continues for a period in excess of ninety (90) days, whether consecutive or not. The determination of a Disability will be made in good faith by the Company. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(e)                                  Employee’s Right to Terminate for Convenience. Employee shall have the right to terminate his employment with the Company for convenience at any time and for any reason, or no reason at all, upon thirty (30) days advance written notice to the Company.

(f)                                    Effect of Termination.

If Employee’s employment terminates pursuant to Sections 6(b) or 6(c) above and Employee: (i) executes, and does not revoke, the form of release attached hereto as Exhibit A (the “Release”); and (ii) abides by his continuing obligations under Sections 8, 9, and 10 of this Agreement, then the Company shall make severance payments to Employee in a total amount equal to eighteen (18) months worth of his Base Salary (such total severance payments being referred to as the “Severance Payment”); provided, however that in no event shall the Severance Payment exceed the compensation limit set forth Treasury Regulation § 1.409A-1.  The Severance Payment will be made in eighteen (18) substantially equal installments, with the first such payment being made on the Company’s first regular payroll date that follows the date that the Release becomes irrevocable by Employee and with the following seventeen (17) payments being made at monthly intervals thereafter; provided, however, that in no event will Employee be entitled to receive an amount under this Section 6(f) that is paid later than the last day of the second taxable year of the Company following the taxable year of the Company in which Employee’s employment terminates (the “Payment Limitation Date”); provided, further, that any portion of the Severance Payment that would otherwise be payable following the Payment Limitation Date will be accelerated and paid to Employee in a lump sum on the last payroll date of the Company occurring prior to the Payment Limitation Date.  If any installments of the Severance Payment would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Internal Revenue Code, then the payment of such installments of the Severance Payment shall be delayed and paid, without interest, in a lump sum on the date that is six months after the date of

Employee’s termination of employment with the Company (or if such payment date does not fall on a business day of Company, the next following business day of the Company), or such earlier date upon which such payment can be paid under Section 409A of the Internal Revenue Code without being subject to such additional taxes and interest.

Upon the termination of Employee’s employment for any reason, all earned, unpaid Base Salary shall be paid to Employee within thirty (30) days of his last day of employment, or earlier if required by law. With the exception of any payments to which Employee may be entitled pursuant to Section 5(a) and the first paragraph of Section 6(f) above, the Company shall have no further obligation under this Agreement to make any payments to Employee.

7.                                    Conflicts of Interest.  Employee agrees that he shall promptly disclose to the Board any conflict of interest involving Employee upon Employee becoming aware of such conflict.

8.                                    Confidentiality.  Employee acknowledges and agrees that, in the course of his employment with the Company and the performance of his duties on behalf of the Company Group hereunder, he will be provided with, and have access to, valuable Confidential Information (as defined below) of the Company Group and of third parties who have supplied such information to the Company Group, as applicable. In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, Employee agrees to comply with this Section 8.

(a)                                  Employee covenants and agrees, both during the term of the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, he shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. He shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored).  This covenant shall apply to all Confidential Information, whether now known or later to become known to Employee during the Employment Period.

(b)                                 Notwithstanding Section 8(a), Employee may make the following disclosures and uses of Confidential Information:

(i)                                     disclosures to other Employees or employees of the Company Group who have a need to know the information in connection with the business of the Company Group;

(ii)                                  disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of his services under this Agreement and is in the best interests of the Company Group;

(iii)                               disclosures and uses that are approved by the Board;

(iv)                              disclosures to a person or entity that has been retained by the Company Group to provide services to the Company Group, and has agreed in writing to abide by the terms of a confidentiality agreement;

(v)                                 disclosures for the purpose of complying with any applicable laws or regulatory requirements; or

(vi)                              disclosures that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall, to the extent legally permissible and practicable:

(A)                              provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;

(B)                                consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C)                                cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Employee agrees (1) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by written opinion of counsel to Employee, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)                                  Upon the expiration of the Employment Period and at any other time upon request of the Company, Employee shall surrender and deliver to the Company all documents (including without limitation electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Employee’s possession and shall not retain any such document or other material. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such materials have been returned to the Company.

(d)                                 All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company Group’s businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.

9.                                      Non-Competition.

(a)                                  The Company shall provide Employee access to the Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting him, in his unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information and substantial and legitimate business interests and goodwill.

(b)                                 Employee agrees that, during the period set forth in Section 9(c) below, he shall not, without the prior written approval of the Company, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:

(i)                                     engage or participate within the Market Area in competition with any member of the Company Group in any of the Business;

(ii)                                  appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area; or

(iii)                               solicit any employee of the Company Group to terminate his or her employment therewith; provided, however, that the foregoing provisions of this clause (iii) shall not restrict general employment solicitations and personnel firm recruiting that are not directly targeted at employees of the Company Group.

(c)                                  Timeframe of Non-Competition Agreement.  Employee agrees that the covenants of this Section 9 shall be enforceable during the Employment Period and for a period of eighteen months following the termination of the Employment Period, for whatever reason; provided, however, that a term of six months shall be substituted for such eighteen-month term if Employee’s employment is terminated under Section 6(b) or if he terminates his employment for Good Reason, and provided further, that the covenants of this Section 9 shall not be enforceable following the end of the Employment Period if the Employment Period ceased due to the non-renewal of this Agreement by either party.

(d)                                 Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company Group for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

(e)                                  The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the panel or court deems reasonable, and this Agreement shall thereby be reformed.

(f)                                    For purposes of this Section 9, the following terms shall have the following meanings:

(i)                                     “Business” shall mean the business of exploration and production of oil and gas in the geographic area known within the oil and gas industry as the Permian Basin.

(ii)                                  ‘Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)                               “Market Area” shall mean any location or geographic area within 10 miles of the outer boundary of any location: (A) where any member of the Company Group has an ownership or leased interest in Texas or New Mexico at the end of the Employment Period; and (B) where there is located a prospective lease in which any member of the Company Group is actively seeking to obtain an ownership or lease interest in the states of Texas or New Mexico as of the date of the termination of Employee’s employment.

(g)                                 All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10.                             Ownership of Intellectual Property.  Employee agrees that the Company shall own, and Employee agrees to assign and does hereby assign, all right, title and interest (including but not limited to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the Employment Period which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee will promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the Employment Period and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

11.                               Arbitration.

(a)                                  Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Houston, Texas before, and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees.

(b)                                 Notwithstanding Section 11(a), either party may make a timely application for emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(c)                                  By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)                                 Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12.                             Defense of Claims.  Employee agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Employee will cooperate in reasonable respects with the Company Group in the defense of any claims or actions that may be made by or against the Company Group that relate to Employee’s actual or prior areas of responsibility, except if Employee’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Employee’s obligations under this Section, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

13.                             Withholdings; Deductions.  The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) any deductions consented to in writing by Employee.

14.                             Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.                             Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be construed according to the laws of the State of Texas. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

16.                             Entire Agreement and Amendment.  This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

17.                               Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

18.                               Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

19.                               Affiliates.  For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

20.                               Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)        If to the Company, addressed to:

             Three Rivers Operating Company LLC

             3821 Juniper Trace, Suite 107

             Austin, Texas 78738

             Attention: Barry Smith

             With a copy to (which shall not

             itself constitute notice):

             Riverstone Holdings LLC

             512 Fifth Avenue, 51st Floor

             New York, New York 10019

             Attn: General Counsel

(2)        If to Employee, addressed to:

             Barry Smith

             3503 Riva Ridge Road

             Austin, Texas 78746

21.          Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.                               Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute: (i) an automatic resignation of Employee as an officer of the Company and each member of the Company Group, as applicable, and (ii) an automatic resignation of Employee from the Board (if applicable), from the board of directors of any member of the Company Group (if applicable) and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

23.                               Compliance with Section 409A.  The terms of this Agreement shall be interpreted to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable.  In this regard, a “termination of employment” for purposes of this Agreement must also be a “separation from service” for purposes of Section 409A of the Internal Revenue Code.

[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EMPLOYEE:

Signature:	/s/ Barry Smith
Barry Smith

THREE RIVERS OPERATING COMPANY LLC

By:	/s/ Michael Wichterich
	Name:	Michael Wichterich
	Title:	President

Date:	March 11, 2010

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT OF BARRY SMITH

EXHIBIT A

FORM OF RELEASE AGREEMENT

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of                 , 2010, by and among Barry Smith (“Employee”) and Three Rivers Operating Company LLC (the “Company”).

(a)          For good and valuable consideration, including the Company’s provision of a severance payment to Employee in accordance with Section 6(f) of the Employment Agreement, Employee hereby releases, discharges and forever acquits each member of the Company Group and their respective Affiliates (each as defined in the Employment Agreement) and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual severance payments under the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the

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Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)         Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)          By executing and delivering this Agreement, Employee acknowledges that:

(i)                                     He has carefully read this Agreement;

(ii)                                  He has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and he acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

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(iii)                               He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(iv)                              He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)                                 With the exception of any sums that he may be owed pursuant to Section 6(f) of the Employment Agreement, he has been paid all wages and other compensation to which he is entitled under the Agreement and received all leaves (paid and unpaid) to which he was entitled during the Employment Period (as defined in the Employment Agreement)..

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Chairman of the Board of Directors of Three Rivers Natural Resource Holdings LLC before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

Executed on this                        day of                           ,               .

Barry Smith

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